CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated October 18, 2018 and November 15, 2018, relating to the financial statements and financial highlights, which appear in Vanguard U.S. Growth Fund’s (a series of Vanguard World Fund) and Vanguard Morgan Growth Fund’s (a series of Vanguard Morgan Growth Fund) Annual Reports on Form

N-CSR for the years ended August 31, 2018 and September 30, 2018, respectively. We also consent to the references to us under the headings “Financial Highlights”, “Additional Information About the Funds” and “Representations and Warranties” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 17, 2018